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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FIRST BUSEY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST BUSEY CORPORATION

April 11, 2019

Dear Stockholders:

        We cordially invite you to attend the 2019 Annual Meeting of Stockholders of First Busey Corporation. The Annual Meeting will be held at 2 p.m., central time, on May 22, 2019, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801.

        We are furnishing our proxy statement, 2018 Annual Report and proxy card to stockholders over the internet. Our stockholders will receive a notice in the mail which contains instructions on how to access the proxy materials via the internet. By delivering proxy materials electronically to our stockholders, we can reduce the costs of printing and mailing our proxy materials. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or as provided in the proxy statement.

        The items of business to be considered at the meeting include: (i) the election of 10 directors for one-year terms expiring in 2020; (ii) the approval, in a nonbinding, advisory vote, of the compensation of our named executive officers, or a "say-on-pay" proposal; and (iii) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. At the meeting, we will also review our performance in 2018 and update you on our strategic plan as we move forward.

        Your vote is important. We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, please review the attached proxy statement and return your proxy card or vote by telephone or internet by following the preprinted instructions set forth on the proxy card.

        We look forward to seeing you at the meeting.

Sincerely yours,

Gregory B. Lykins Chairman of the Board	Van A. Dukeman President and Chief Executive Officer

FIRST BUSEY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2019

To the Stockholders of
First Busey Corporation:

        The 2019 Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at 2 p.m., central time, on May 22, 2019, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801. The 2019 Annual Meeting is being held for the following purposes:

  1.
  to elect 10 directors to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected and have qualified;

  2.
  to approve, in a nonbinding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a "say-on-pay" proposal;

  3.
  to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019; and

  4.
  to transact such other business as may properly be brought before the meeting and any postponements or adjournments of the meeting.

        Only stockholders of record at the close of business on March 25, 2019, are entitled to notice of, and to vote at, the 2019 Annual Meeting or any postponement or adjournment thereof. Even if you plan to attend the 2019 Annual Meeting in person, please sign, date and return your proxy card or vote by telephone or internet by following the preprinted instructions set forth on the proxy card.

By Order of the Board of Directors

	Gregory B. Lykins Chairman of the Board	Van A. Dukeman President and Chief Executive Officer
Champaign, Illinois April 11, 2019

FIRST BUSEY CORPORATION

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2019

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting") to be held at 2 p.m., central time, on May 22, 2019, at the Urbana Country Club, 100 E. Country Club Road, Urbana, Illinois 61801. The board has fixed the close of business on March 25, 2019, as the record date for determining the stockholders entitled to notice of, and to vote at, the 2019 Annual Meeting. On the record date, First Busey Corporation had 55,612,896 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.

        First Busey Corporation's Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2018, is available for review at the Securities and Exchange Commission's website at http://www.sec.gov. This proxy statement and the accompanying proxy card are first being made available to stockholders on or about April 11, 2019.

        For directions to attend the 2019 Annual Meeting in person, please call our office at (217) 365-4544. The principal executive offices of First Busey Corporation are located at 100 W. University Avenue, Champaign, Illinois 61820.

QUESTIONS AND ANSWERS

        The following information regarding the meeting and the voting process is presented in a question and answer format. As used in this proxy statement, the terms "First Busey," "we," "our," "us," and the "Company" all refer to First Busey Corporation and its subsidiaries. The terms "Busey Bank" and "TheBANK of Edwardsville" refer to First Busey's two wholly-owned bank subsidiaries, and are collectedly referred to as the "Banks."

Why did I receive access to the proxy materials?

        We have made the proxy materials available to you via the internet because on March 25, 2019, the record date for the 2019 Annual Meeting, you owned shares of First Busey common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2019 Annual Meeting. It also gives you information concerning these matters to assist you in making an informed decision.

        When you sign the enclosed proxy card or vote by telephone or internet, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card or vote by telephone or internet in advance of the meeting just in case your plans change.

        If you have voted via proxy card and an issue comes up for a vote at the meeting that was not identified on the proxy form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of paper copies of the proxy materials?

        We are applying the Securities and Exchange Commission notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 11, 2019, we sent our stockholders by mail a Notice Regarding the Availability of Proxy Materials which contained instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a Notice Regarding the Availability of Proxy Materials, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or as provided below.

        Full copies of the proxy statement and other materials for the 2019 Annual Meeting are available on the internet through our website at http://www.busey.com by clicking on "Investor Relations" or at http://ir.busey.com.

What if I lost my Notice Regarding the Availability of Proxy Materials?

        If you have lost or misplaced your notice, please contact:

    First Busey Corporation
    Attn: Mary E. Lakey, Shareholder Relations Specialist
    100 W. University Avenue
    Champaign, Illinois 61820
    Telephone: 217-365-4556
    E-mail: Mary.Lakey@busey.com

How can I request and receive a paper or e-mail copy of the proxy materials?

        If you want to receive a paper or e-mail copy of the 2018 Annual Report, proxy statement and proxy card, you must request them. There is no charge for requesting a copy of these documents, but you will be required to enter your 16-digit control number provided on your Notice Regarding the Availability of Proxy Materials. Please choose one of the following methods to make your request:

By internet: http://www.proxyvote.com
By telephone: 1-800-579-1639
By e-mail: sendmaterial@proxyvote.com

        Please make the request on or before May 8, 2019 to facilitate timely delivery.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of 10 directors of First Busey for a term of one year expiring in 2020; (ii) a nonbinding, advisory proposal to approve the compensation of our named executive officers (the "NEOs"), which is referred to as the "say-on-pay" proposal; and (iii) the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

        Your vote is important. We encourage you to submit your proxy promptly. Internet and telephone proxy submission is available through 10:59 p.m., central time, on May 21, 2019. You may submit your proxy or vote in one of the following ways:

        Submit Your Proxy By Telephone.    You have the option to submit your proxy by telephone. In order to submit your proxy by telephone, please go to http://www.proxyvote.com and log in using the 16-digit control number provided on your Notice Regarding the Availability of Proxy Materials. There is a toll-free telephone number listed on the site which may be used to vote your proxy. Alternatively, if you request paper copies of the proxy materials, your proxy card will include the toll-free telephone number that you may use to submit your proxy.

        When you submit your proxy by telephone, you will be required to enter your 16-digit control number, so please have it available when you call. You may submit your proxy by telephone 24 hours a day. The telephone proxy submission system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your voting instructions.

        Submit Your Proxy By Internet.    You may also submit your proxy by the internet. The Notice Regarding the Availability of Proxy Materials indicates the website you may access for internet proxy submission using the 16-digit control number included in the notice. You may submit your proxy by the internet 24 hours a day. As with telephone proxy submission, you will be able to confirm that the system has properly recorded your voting instructions. You may incur telephone and internet access charges from your internet carrier if you submit your proxy by the internet.

        Submit Your Proxy By Mail.    If you elect to receive your proxy materials by mail and you are a holder of record, you can submit your proxy by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you elect to receive your proxy materials by mail and you hold your shares in street name, you can submit your voting instructions by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

        If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all nominees for director named in this proxy statement, "FOR" the say-on-pay proposal and "FOR" the ratification of the appointment of RSM US LLP.

        Vote in Person.    Although we recommend voting in advance of the meeting, you may vote in person by attending the annual meeting. At the meeting, we will distribute written ballots to anyone who wants to vote. Please note that if your shares are held in street name, you will need to arrange to obtain a "legal proxy" from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or other fiduciary, who votes my shares?

        If you received this proxy statement from your broker or other fiduciary who may hold your shares, your broker or other fiduciary should provide instructions to direct your fiduciary to vote your shares. Your fiduciary will vote your shares in the manner you direct. If you want to vote in person at the meeting, you will need to arrange to obtain a "legal proxy" from your broker or other fiduciary in advance of the meeting.

        Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters if they have not received such voting instructions (commonly referred to as a "broker nonvote"). The ratification of the appointment of RSM US LLP is considered a routine matter, so your broker or other fiduciary may vote on this matter even if you do not provide voting instructions. However, the election of directors and the "say-on-pay" proposal is each considered a nonroutine matter. Thus, if you do not provide instructions to your broker or other fiduciary as to how to vote the shares beneficially owned by you, your broker or other fiduciary generally will not be permitted to vote the shares beneficially owned by you on any of these matters.

        We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

        A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions provided by your bank or brokerage firm. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges from your internet provider. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy from your broker or other fiduciary. Requesting a legal proxy prior to the voting deadline will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

What does it mean if I receive more than one Notice Regarding the Availability of Proxy Materials?

        It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. To vote ALL of your shares by proxy, please follow the instructions and vote your proxy for each account.

What if I change my mind after I vote my proxy card?

        If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  using the internet or telephone methods described above, in which case only your last internet or telephone proxy submitted prior to the deadline will be counted;

  •
  signing another proxy with a later date and returning that proxy to:

    First Busey Corporation
    Attn: Mary E. Lakey
    100 W. University Avenue
    Champaign, Illinois 61820

  •
  sending notice to us at the address and attention above that you are revoking your proxy; or

  •
  voting in person at the meeting (attendance at the meeting will not in and of itself constitute the revocation of a proxy).

        If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker or fiduciary to revoke your proxy.

How many shares must be present in order for there to be a quorum at the 2019 Annual Meeting?

        A majority of the shares that are issued and outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

  •
  is present and votes in person at the meeting; or

  •
  has properly submitted a signed proxy card or other form of proxy.

        On March 25, 2019, the record date for the 2018 Annual Meeting, there were 55,612,896 shares of common stock issued and outstanding. Therefore, at least 27,806,449 shares need to be present in person or by proxy at the 2019 Annual Meeting.

What happens if a nominee is unable to stand for election?

        Although the board has no reason to believe any nominee will be unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than 10 nominees.

What options do I have in voting on each of the proposals?

        In the election of directors you may vote "FOR" or "WITHHOLD AUTHORITY TO VOTE FOR" each nominee. In the say-on-pay vote, ratification of the appointment of RSM US LLP and for any other proposal properly brought before the meeting, you may vote "FOR," "AGAINST" or "ABSTAIN."

How many votes may I cast?

        Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card or Notice Regarding the Availability of Proxy Materials indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

        Directors will be elected by a plurality and the 10 individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey. The holders of a majority of the shares having voting power and present at the annual meeting will be required to approve the say-on-pay proposal, ratification of the appointment of RSM US LLP and any other matter that arises at the 2019 Annual Meeting. Therefore, abstentions will have the same legal effect as a vote "AGAINST" these matters, while broker nonvotes, if any, will have no effect on these matters. Please note that, because the say-on-pay vote is advisory, the outcome of such votes will not be binding on the board of directors or the Executive Management Compensation and Succession Committee.

        In January 2017, First Busey adopted a majority voting policy, which requires an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Nominating and Corporate Governance Committee (other than the tendering director, if applicable), who will recommend to the board of directors whether to accept or reject the resignation after considering all factors deemed relevant by the committee, including, without limitation, any stated reasons as to why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the "WITHOLD AUTHORITY FOR" votes, the director's tenure and qualifications, the director's past and expected future contributions to First Busey, and the overall composition of the board, including whether accepting the resignation offer would cause First Busey to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The board of directors (other than the tendering director) will then act to accept or reject the committee's recommendation no later than 90 days following the date of the stockholders' meeting after considering the factors considered by the committee and such additional information and factors as the board believes to be relevant.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we will file within four business days after the meeting.

Who bears the cost of soliciting proxies?

        First Busey bears the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1:
ELECTION OF DIRECTORS

        The Company is deeply saddened by the passing of Joseph Ambrose, a Company director, on Friday, January 4, 2019. Mr. Ambrose joined the Company's board of directors in 1993. As Chairman of the Executive Management Compensation and Succession Committee, Mr. Ambrose served the Company with dedication and visionary leadership. The Company has lost an exemplary board member and those who had the pleasure of knowing and working directly with Mr. Ambrose have lost a dear friend and mentor. The board of directors would like to express its condolences to his family.

        The Nominating and Corporate Governance Committee has nominated the 10 nominees named below for election as directors at the 2019 Annual Meeting for a term of one year or until their successors have been duly elected and are qualified.

        Over the past several years, the board of directors and the Nominating and Corporate Governance Committee have discussed and planned for director succession. As previously announced, director August C. Meyer, Jr. expressed he will retire from the board of directors effective at the conclusion of the 2019 Annual Meeting of Stockholders and therefore he was not re-nominated for election. The board of directors thanks him for his significant contributions to the First Busey organization. In light of the recent untimely passing of Joseph Ambrose and the resignation of Elisabeth M. Kimmel, David J. Downey and George T. Shapland no longer intend on resigning following the 2019 Annual Meeting as previously announced.

        It is intended that the proxies received in response to this solicitation will be voted for the election of the 10 persons so nominated, unless otherwise specified. If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the board. No circumstances are presently known which would render a nominee named herein unavailable.

        Set forth below under "Nominees" is certain biographical information concerning each nominee for director, including principal occupation and age. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.

Required Stockholder Vote for Election of Directors

        Subject to First Busey's majority voting policy discussed on page 6, the directors are elected by a plurality and the 10 individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of First Busey.

Board Recommendation

        The board of directors recommends that you vote "FOR" each of the nominees listed below.

Nominees

Name (Age)	Director Since(1)	Positions with First Busey and Principal Occupation for the Past Five Years
George Barr (64)	2006	Mr. Barr is an attorney at the law firm of George Barr & Associates, and president and owner of The Barr Group, P.C., a real estate management and development company. Mr. Barr served as director and Chairman of the Board of First Community Financial Partners, Inc. prior to its merger with First Busey in 2017. We have determined that Mr. Barr is "independent" under the rules of Nasdaq.
Stanley J. Bradshaw (61)	2006
		Mr. Bradshaw is a principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations. Mr. Bradshaw served as Chairman of the Board of Pulaski Financial Corp. prior to its merger with First Busey in 2016. We have determined that Mr. Bradshaw is "independent" under the rules of Nasdaq.
Michael D. Cassens (45)	2003
		Mr. Cassens is an Assistant Professor in the Department of Media Arts at the University of Montana, where he has taught Computer Science and Game Development for over 20 years. He has also worked for the past 16 years as an independent software developer for companies such as Microsoft and Intel along with a variety of small to medium-sized businesses. Mr. Cassens spent 16 years as a director of TheBANK of Edwardsville and The Banc Ed Corp., prior to its merger with First Busey in 2019, serving on numerous committees. We have determined that Mr. Cassens is "independent" under the rules of Nasdaq.
David J. Downey (77)	1992
		Mr. Downey is President of The Downey Group, Inc. an estate planning, wealth transfer and executive compensation organization. We have determined that Mr. Downey is "independent" under the rules of Nasdaq.
Van A. Dukeman (60)	1994
		Mr. Dukeman is President and Chief Executive Officer of First Busey, as well as the Chairman of Busey Bank. Mr. Dukeman also serves as a director of FirsTech, Inc. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. prior to its merger in 2007 with First Busey.
Frederic L. Kenney (60)	2018
		Mr. Kenney is an attorney and Director of Christy-Foltz, Inc. and Foltz, Inc. Mr. Kenney served as an Associate General Counsel for Archer Daniels Midland (ADM) in Decatur, Illinois from 2001 to December 2018. Until his appointment to the First Busey board in 2018, Mr. Kenney served as a director of Busey Bank or its predecessors since 1995. We have determined that Mr. Kenney is "independent" under the rules of Nasdaq.

Name (Age)	Director Since(1)	Positions with First Busey and Principal Occupation for the Past Five Years
Stephen V. King (56)	2013	Mr. King is a founding partner of Prairie Capital, L.P., a private equity firm. Mr. King also serves on the boards of directors of several of Prairie Capital's portfolio companies across a variety of industries. We have determined that Mr. King is "independent" under the rules of Nasdaq.
Gregory B. Lykins (71)	1994
		Mr. Lykins is Chairman of First Busey and a director of Busey Bank. Mr. Lykins served as the Chairman of Main Street Trust, Inc. prior to its merger in 2007 with First Busey. Mr. Lykins is also co-founder of Armory Capital, LLC, a family office investment company that invests in private enterprises in multiple industries, and serves on the boards of directors of several of its portfolio companies.
George T. Shapland (88)	1994	Mr. Shapland is President of Shapland Management Co., a real estate management company. We have determined that Mr. Shapland is "independent" under the rules of Nasdaq.
Thomas G. Sloan (70)	2010
		Mr. Sloan is Chief Executive Officer of Sloan Implement Company, an operator of John Deere dealerships. Mr. Sloan served as a director of Busey Bank from 2007 until his appointment to the First Busey board in 2010. Prior to 2007, he served on the Main Street Trust, Inc. board and audit committee. We have determined that Mr. Sloan is "independent" under the rules of Nasdaq.

(1)
Indicates the year first elected to the board of directors of First Busey, Main Street Trust, Inc., Main Street Trust's predecessor, BankIllinois Financial Corp., Pulaski Financial Corp., First Community Financial Partners, Inc. or The Banc Ed Corp.

        All directors will hold office for a term of one year, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer. Finally, except for Mr. Bradshaw (in his capacity as director and Chairman of the Board of Pulaski Financial Corp., which was acquired by First Busey in 2016) and Mr. Barr (in his capacity as director and Chairman of the Board of First Community Financial Partners, Inc., which was acquired by First Busey in 2017), no nominee or director has been a director of another "public corporation" (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, or the "Exchange Act") or of any registered investment company within the past five years.

Director Qualifications

        We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail below in this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

        George Barr.    We consider Mr. Barr to be a qualified candidate for service on the board, Audit Committee (as of January 2019), and Enterprise Risk Committee due to his extensive legal and business experience. Mr. Barr's involvement with numerous local commercial, industrial, apartment, residential and entertainment real estate development projects provide him and the board with a detailed knowledge of the real estate markets in the areas of Northern Illinois in which the bank operates and provides loans.

        Stanley J. Bradshaw.    We consider Mr. Bradshaw to be a qualified candidate for service on the board, Nominating and Corporate Governance Committee, and Executive Management Compensation and Succession Committee due to his extensive experience with banks as the former Chairman of the Board of Pulaski Financial Corp. and as a private investor who provides the board with important insight into the financial markets and valuation issues, as well as insight into stockholder perspectives.

        Michael D. Cassens.    We consider Mr. Cassens to be a qualified candidate for service on the board due to his extensive business knowledge. Additionally, we anticipate that his computer science knowledge, acquired as a professor and independent developer, positively enhances the diversity of skills presented by the board as a whole. His time on the board at The Banc Ed Corp. over the past 16 years provides the board with important insight into the greater St. Louis Missouri-Illinois Metropolitan Statistical Area.

        David J. Downey.    We consider Mr. Downey to be a qualified candidate for service on the board, Executive Management Compensation and Succession Committee and Nominating and Corporate Governance Committee due to his business and financial expertise acquired as the founder and long-time president of a prominent business in the Champaign-Urbana community. Mr. Downey's firm provides estate planning, wealth transfer and executive compensation services, which gives him specialized knowledge particularly relevant to his service on the Executive Management Compensation and Succession Committee. His specialized knowledge also is particularly relevant to First Busey's wealth management business.

        Van A. Dukeman.    We consider Mr. Dukeman to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its President and Chief Executive Officer and as the President and Chief Executive Officer of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007.

        Frederic L. Kenney.    We consider Mr. Kenney to be a qualified candidate for service on the board, Enterprise Risk Committee, and Audit Committee due to his skills and expertise in business law and his intimate knowledge of the First Busey organization due to his long-time service as a member of the Busey Bank board. Mr. Kenney is an attorney and Director of Foltz, Inc., which specializes in real estate ownership and development, and Director of Christy-Foltz, Inc., a commercial construction company. Mr. Kenney served as Associate General Counsel for ADM in Decatur, Illinois from 2001 to December 2018.

        Stephen V. King.    We consider Mr. King to be a qualified candidate for service on the board, Audit Committee and Executive Management Compensation and Succession Committee due to his business and financial expertise acquired through his experience as a founding partner and managing member of a private equity firm, as well as due to his experience and knowledge gained as a member of the boards of directors of several of his firm's portfolio companies, which operate in a variety of industries.

        Gregory B. Lykins.    We consider Mr. Lykins to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with First Busey's operations he has acquired as its Vice Chairman and Chairman, and as the Chairman of Main Street Trust, Inc. and its predecessors prior to its merger with First Busey in 2007. Most recently, Mr. Lykins co-founded Armory Capital, LLC, a family office investment company that invests in private enterprises in multiple industries.

        George T. Shapland.    We consider Mr. Shapland to be a qualified candidate for service on the board, Nominating and Corporate Governance Committee and Audit Committee due to his extensive business and financial expertise acquired through founding and operating a successful commercial real estate business headquartered in the Champaign-Urbana community and through other successful business ventures.

        Thomas G. Sloan.    We consider Mr. Sloan to be a qualified candidate for service on the board, Audit Committee and Nominating and Corporate Governance Committee due to his skills and expertise acquired as the Chief Executive Officer of a successful Midwest business headquartered in Assumption, Illinois, as well as his intimate familiarity with First Busey's operations acquired as a director of Busey Bank and First Busey since 2007 and 2010, respectively, and of Main Street Trust Inc. prior to its merger with First Busey in 2007.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

General

        Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of First Busey, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are generally held every two months, special meetings held from time to time and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisers, such as our legal counsel, auditors and other consultants.

        A majority of our directors are "independent," as defined by Nasdaq listing standards, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Generally, the board undertakes an annual review of director independence. This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions related to, among other things, independence and related-party transactions.

        In considering Mr. Downey's independence, our board of directors took into consideration his role as President of The Downey Group, Inc., which in 2018 received life insurance commissions of $31,764 relating to Busey Bank insurance coverage. The board of directors considered Ms. Kimmel and Mr. Meyer to be independent during their service on the board in 2018. In considering Mr. Meyer's and Ms. Kimmel's independence, our board of directors took into consideration Mr. Meyer's role as Chairman and Ms. Kimmel's role as President and Chief Executive Officer of Midwest Television, Inc., which is a 50% partner of an entity that leased property to First Busey. The board of directors ultimately determined that Mr. Meyer and Ms. Kimmel are "independent" because the payments made to their companies did not and will not interfere with their exercise of independent judgment in carrying out responsibilities as a director. Because of their current or past positions as executive officers of First Busey, Messrs. Dukeman and Lykins are not considered "independent."

        Our board of directors held six regular meetings, three special meetings, two executive sessions and one board strategic and study session during 2018. All the directors attended at least 75% of the board meetings and meetings of committees of which they were members. We require all our directors to attend the annual meeting of our stockholders. Last year all of our nominated directors attended the annual meeting, and we expect all of our directors will attend the 2019 Annual Meeting.

        The board of directors has established an Executive Management Compensation and Succession Committee, an Audit Committee, a Nominating and Corporate Governance Committee, and an Enterprise Risk Committee, each of which is made up solely of independent directors.

        Any stockholder who wishes to contact the full board may do so: (i) in writing, in care of First Busey Corporation, 100 W. University Avenue, Champaign, Illinois 61820; or (ii) electronically, through the hyperlink available at our website at http://www.busey.com. Communications to the full board should be directed to Mary E. Lakey, Corporate Secretary, who will forward all appropriate comments and communications to the board, while communications to the independent directors should be directed to Mr. Bradshaw.

Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee met seven times in 2018. In 2018, the Executive Management Compensation and Succession Committee was comprised of Joseph M. Ambrose (Chairman), David J. Downey, Stephen V. King, August C. Meyer, Jr., Stanley J. Bradshaw since July 2018, and Elisabeth M. Kimmel since July 2018, each of whom is an "independent" director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Exchange Act. Elisabeth M. Kimmel served on the committee until her resignation from the board in March 2019. Following the death of Joseph M. Ambrose in January 2019, Stephen V. King was appointed Chairman of this committee. The composition of the Executive Management Compensation and Succession Committee through the end of 2019 may be adjusted following the election of the board of directors at the 2019 Annual Meeting. The Executive Management and Succession Committee charter is available at our website at http://www.busey.com under "Investor Relations."

        The responsibilities of the Executive Management and Succession Committee include the approval, and recommendation to the full board in certain circumstances, of the compensation of our Chief Executive Officer and other senior executive officers. The Executive Management Compensation and Succession Committee also reviews and analyzes existing and potential management succession issues.

Audit Committee

        The Audit Committee provided an update to the board of directors at its six regular meetings during 2018 and met separately from the full board six times in 2018. In 2018, the Audit Committee was comprised of V.B. Leister, Jr. (Chairman) through May 2018, Frederic L. Kenney (Chairman) thereafter, Jon D. Stewart through May 2018, George T. Shapland, Thomas G. Sloan, and Stephen V. King since July 2018. Each of these committee members is considered "independent" according to Nasdaq listing requirements and Rule 10A-3 under the Exchange Act, as required for audit committee membership. The board of directors had determined that Mr. King qualified as an "audit committee financial expert" under the regulations of the Securities and Exchange Commission based on his level of education and experience, as described previously in this proxy statement, and he has served in this capacity on the Audit Committee since July 2018. Jon D. Stewart held that position until May 2018. The composition of the Audit Committee, including the designation of one of its members as an "audit committee financial expert", will be adjusted through the end of 2019 following the election of the board of directors at the 2019 Annual Meeting.

        The responsibilities and functions of the Audit Committee and its activities during 2018 are described in detail under the heading "Report of the Audit Committee" in this proxy statement. The Audit Committee charter is available at our website at http://www.busey.com under "Investor Relations."

        The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters. In addition, the Audit Committee reviews and approves all related-party transactions, except for those lending relationships and transactions that are approved under the Banks' policies. The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by our auditors and tax accountants, RSM US LLP, to First Busey or any of our affiliates. Additionally, the Audit Committee also pre-approves other services provided by third parties related to compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and tax and accounting matters. The pre-approval procedures also allow Mr. Kenney, the committee's Chairman, to individually pre-approve services in the event that a meeting cannot be held prior to the necessary action.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee met four times in 2018. In 2018, the Nominating and Corporate Governance Committee was comprised of David J. Downey (Chairman) through July 2018, Stanley J. Bradshaw (Chairman) thereafter, Thomas G. Sloan, George T. Shapland and Phyllis M. Wise through May 2018, each of whom is considered "independent" according to Nasdaq listing requirements. The composition of the Nominating and Corporate Governance Committee through the end of 2019 will be adjusted following the election of the board of directors at the 2019 Annual Meeting.

        Responsibilities of the Nominating and Corporate Governance Committee include the nomination of individuals as members of the board, including the review of qualifications of directors to stand for re-election and the implementation and maintenance of our corporate governance procedures. The Nominating and Corporate Governance Committee charter is available at our website at http://www.busey.com under "Investor Relations."

        The Nominating and Corporate Governance Committee reviews qualified candidates for directors and focuses on those who present varied, complementary backgrounds that emphasize both business experience and community standing. While we do not have a separate diversity policy, the committee does consider the diversity of our directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The Nominating and Corporate Governance Committee also believes that directors should possess the highest personal and professional ethics.

        The Nominating and Corporate Governance Committee has established the following minimum criteria, which it considers necessary for service on the board:

  •
  possession of the highest personal and professional ethics, integrity and values;

  •
  effective leadership and sound judgment in the nominee's professional life;

  •
  exemplary management and communication skills;

  •
  active leadership in the nominee's profession, business or organization;

  •
  knowledge of business, economic and community issues;

  •
  a lack of conflicts of interest that would prevent the nominee from serving on the board; and

  •
  for non-employee nominees, independence from management to the extent required in order for a majority of the board to be made up of directors who meet the definition of an "independent director" as set forth by Nasdaq.

        The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate for director and identifies nominees by consensus.

        The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for 2019. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2019.

Enterprise Risk Committee

        The Enterprise Risk Committee was formed in 2018 and met two times. In 2018, the Enterprise Risk Committee was comprised of George Barr (Chairman), Joseph M. Ambrose, Frederic L. Kenney, and Elisabeth M. Kimmel, each of whom is an "independent" director as defined by Nasdaq listing requirements and Rule 10C-1 under the Exchange Act and a "non-employee" director under Section 16 of the Exchange Act. Elisabeth M. Kimmel served on the committee until her resignation from the board in March 2019. The composition of the Enterprise Risk Committee through the end of 2019 may be adjusted following the election of the board of directors at the 2019 Annual Meeting. The Enterprise Risk Committee charter is available at our website at http://www.busey.com under "Investor Relations."

        The responsibilities of the Enterprise Risk Committee include oversight of the Company's risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company's risks.

Director Nominations and Qualifications

        In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee at the 2020 Annual Meeting, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 100 W. University Avenue, Champaign, Illinois 61820, no earlier than the close of business on February 21, 2020 and no later than the close of business on March 23, 2020. The stockholder's notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

        The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. Once elected, each director is subject to First Busey's director stock ownership policy. Previously this policy required each director to own stock in First Busey in an amount equal to two times his or her annual cash retainer. However, in early 2014, the board of directors amended this stock ownership policy such that each director is now required to own stock in First Busey in an amount equal to three times his or her annual cash retainer, which is currently $35,000.

        For the 2019 Annual Meeting, upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors nominated for election to the board 10 incumbent directors. First Busey did not receive any stockholder nominations for directorships for the 2019 Annual Meeting.

Other Stockholder Proposals

        If a stockholder intends to present a proposal at First Busey's 2020 Annual Meeting, our Corporate Secretary must receive notice of such matter no earlier than the close of business on February 21, 2020 and no later than the close of business on March 23, 2020 to be considered timely. The notice must otherwise comply with our bylaws.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities consistent with the highest governance and ethical standards. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and stockholders. In addition to these typical responsibilities, the Chairman performs many other services on behalf of First Busey and its subsidiaries including maintenance and development of client relationships in all areas of the organization, shareholder communication and relationship development, mergers and acquisition development, and management support and counsel. With the Chairman's assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.

        The position of "lead" independent director is currently filled by Mr. Bradshaw. If elected at the 2019 Annual Meeting, Mr. Bradshaw will continue this role. The Nominating and Corporate Governance Committee reviews this appointment annually with the full board ratifying the committee's selection. The lead independent director assists the board in assuring effective corporate governance and serves as Chairman of the independent director sessions.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition or risk-related behavior that may be affected by our compensation plans. Management is responsible for the day-to-day management of risks First Busey faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. We also have a Chief Risk Officer, who is responsible for the coordination and oversight of the organization's risk management processes. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Enterprise Risk Committee was formed in 2018 to oversee of the Company's risk management strategies, policies, and practices related to the identification, assessment, monitoring and management of the Company's risks. Further, the Audit Committee plays a large role in monitoring and assessing our financial, legal and organizational risks and receives regular reports from the management team's senior risk officers regarding comprehensive organizational risk as well as particular areas of concern. The board's Executive Management Compensation and Succession Committee monitors and assesses the various risks associated with compensation policies and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are separately responsible for overseeing our credit risk.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing First Busey. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Code of Ethics

        We have a code of ethics in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The text of this code of ethics may be found under "Investor Relations" on our website at http://www.busey.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

DIRECTOR COMPENSATION

        In general, director compensation for non-employee directors who served on the board during 2018 included a cash retainer and share-based compensation in the form of deferred stock units ("DSUs"). DSUs are subject to the same terms as restricted stock units ("RSUs"), except that, following vesting, settlement occurs within 30 days following the earlier of separation from the board or a change in control of First Busey.

        The Compensation and Succession Committee utilized an external consultant, Frederic W. Cook & Co., Inc. ("F.W. Cook") and legal counsel to review director compensation in 2018. Based on their recommendations, effective July 2018, the annual cash retainer for non-employee directors was increased from $30,000 to $35,000. Consistent with past practices, the Chairman of the Audit Committee receives $7,500 annually. Effective July 2018, the retainers for the Chairman of the Executive Management Compensation and Succession Committee and the Chairman of the Nominating and Corporate Governance Committee increased from $5,000 to $7,500 annually. The Chairman of the Enterprise Risk Committee receives $7,500 annually. Any director serving on the Director's Loan Committee receives $6,000 annually. In addition, non-chairman directors each receive an annual cash retainer of $5,000 effective July 2018, instead of $600 for each committee meeting attended (in person or by telephone) outside of regular board meetings.

        During 2018, each of the non-employee directors received a cash retainer of $31,250, except for Mr. Kenney and Ms. Kimmel, who were elected to the board on May 23, 2018 and received a cash retainer of $8,750 each. Total fees for service on the board are reflected in the table below, including fees for service on Busey Bank board, where applicable. Further, each of the non-employee directors received fees for service on committees. Each of the non-employee directors also received 1,500 DSUs which vest on the first anniversary of the grant date or at the next annual stockholders' meeting, whichever is earlier.

        During 2010, Mr. Lykins, who is Chairman of the Board, entered into a letter of understanding with First Busey that treats him as a non-officer, at-will employee of First Busey such that he does not receive director fees. Under this letter, Mr. Lykins is entitled to an annual salary, participation in First Busey's general benefits programs, discretionary cash bonuses and equity-based awards as determined in the sole discretion of the Executive Management Compensation and Succession Committee. In making this determination, the Committee recognizes that the services Mr. Lykins performs on behalf of First Busey and its subsidiaries are much broader than the typical responsibilities of a Chairman of the Board.

Name(1)	Fees Earned and Paid in Cash ($)	Stock-Awards ($)(2)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Joseph M. Ambrose	$38,125	$47,550	—	—		$85,675
George Barr	$34,375	$47,550	—	—		$81,925
Stanley J. Bradshaw	$34,975	$47,550	—	—		$82,525
Michael D. Cassens(6)	—	—	—	—		—
David J. Downey	$39,900	$47,550	—	—		$87,450
Frederic L. Kenney(7)	$23,475	$47,550	—	—		$71,025
Elisabeth M. Kimmel(8)	$11,250	$47,550	—	—		$58,800
Stephen V. King	$36,150	$47,550	—	—		$83,700
E. Phillips Knox(9)	$26,250	—	—	—		$26,250
V.B. Leister, Jr.(9)	$28,125	—	—	—		$28,125
Gregory B. Lykins	—	$225,070	$32,818	$441,557	(5)	$699,445
August C. Meyer, Jr.	$34,900	$47,550	—	—		$82,450
George T. Shapland	$37,950	$47,550	—	—		$85,500
Thomas G. Sloan	$37,950	$47,550	—	—		$85,500
Jon D. Stewart(9)	$29,250	—	—	—		$29,250
Phyllis M. Wise(9)	$23,100	—	—	—		$23,100

(1)
As our President and Chief Executive Officer, Mr. Dukeman receives no additional compensation for service on the board of directors. His compensation is included in the "Compensation of Named Executive Officers" section of this proxy statement.

(2)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of DSUs or RSUs granted during 2018 valued in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2018. Pursuant to a letter of understanding between First Busey and Mr. Lykins, he is eligible for discretionary equity awards, as determined in the sole discretion of the Executive Management Compensation and Succession Committee. During 2018, Mr. Lykins was granted 7,100 RSUs which vest on the fifth anniversary of the August 1, 2018 grant date.

(3)
The aggregate number of stock options outstanding and DSUs or RSUs not vested at December 31, 2018 for each director was as follows:
Joseph M. Ambrose—5,000 stock options and 1,500 DSUs.

  George Barr—no stock options and 1,500 DSUs.
  Stanley J. Bradshaw—no stock options and 1,500 DSUs.
  Michael D. Cassens—no stock options or DSUs.
  David J. Downey—5,000 stock options and 1,500 DSUs.
  Frederic L. Kenney—no stock options and 1,500 DSUs.
  Elisabeth M. Kimmel—no stock options and 1,500 DSUs, which were forfeited upon Ms. Kimmel's resignation in March 2019.
  Stephen V. King—no stock options and 1,500 DSUs.
  E. Phillips Knox—no stock options or DSUs.
  V.B. Leister, Jr.—no stock options or DSUs.
  Gregory B. Lykins—5,000 stock options and 28,016 RSUs.
  August C. Meyer, Jr.—5,000 stock options and 1,500 DSUs.
  George T. Shapland—5,000 stock options and 1,500 DSUs.
  Thomas G. Sloan—no stock options and 1,500 DSUs.
  Jon D. Stewart—no stock options or DSUs.
  Phyllis M. Wise—no stock options or DSUs.

(4)
Represents above-market interest on deferred compensation. Interest under the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or any successor thereto). If that rate is no longer published or no longer deemed appropriate by the Executive Management Compensation and Succession Committee, the committee may select a substantially similar rate. During 2018, interest under the First Busey Executive Deferred Compensation Plan accrued at a rate of 5.06% per annum.

(5)
Pursuant to a letter of understanding between First Busey and Mr. Lykins, he receives an annual salary, which was increased to$240,000 effective July 2, 2018. Mr. Lykins' total salary payments in 2018 were $232,212, and he received a discretionary annual cash bonus of $166,250 in March 2019 for the 2018 performance period. Mr. Lykins also received the following benefits: $27,002 in group life and disability insurance premiums, $7,699 in a matching contribution to his 401(k) Plan account, $8,250 in employer profit sharing contributions under the 401(k) Plan and $144 in other benefits.

(6)
Michael D. Cassens was appointed to the board effective January 31, 2019.

(7)
Frederic L. Kenney was elected to the board effective May 23, 2018.

(8)
Elisabeth M. Kimmel was elected to the board effective May 23, 2018 and resigned effective March 15, 2019.

(9)
E. Phillips Knox, V.B. Leister, Jr., Jon D. Stewart, and Phyllis M. Wise retired from the board effective May 23, 2018.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter adopted by the board, the Audit Committee is responsible for: (i) the oversight of the quality and integrity of our accounting, auditing and financial reporting practices; (ii) the oversight of our internal and external auditors; (iii) the resolution of disagreements between management and the auditors regarding financial reporting; and (iv) the determination of the independence of the external auditors. During 2018, the Audit Committee met six times, separate of the full board. At one of its meetings, which included management and the independent auditors, the committee approved our audited financial statements for the year ended December 31, 2017, which were filed with the Securities and Exchange Commission in February 2018.

        In discharging its oversight responsibility as to the audit process for the fiscal year ended December 31, 2018, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and First Busey that might bear on the auditor's independence as required by the Public Company Accounting Oversight Board ("PCAOB"), discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor's independence. The Audit Committee also discussed with management, the internal auditors and the independent auditor the quality and adequacy of First Busey's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

        The Audit Committee discussed and reviewed with the independent auditor all communications required to be discussed in accordance with PCAOB Auditing Standard 1301 (Communications With Audit Committees), and has received and discussed the written disclosures and the letter from our accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and our accounting firm, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee:

Frederic L. Kenney (Chairman)
Stephen V. King (Financial Expert)
George Barr
George T. Shapland
Thomas G. Sloan

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 25, 2019, by all directors and director nominees, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each NEO and by all directors and executive officers as a group.

        The number of shares beneficially owned by each director, director nominee, 5% stockholder or NEO is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole and/or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 25, 2019, through the exercise of any option or other right.

        Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest.

        In 2014, our board of directors adopted a policy which generally prohibits our directors and officers from hedging their economic interests in our securities or, without the prior approval of the Nominating and Corporate Governance Committee, pledging shares of our common stock as security for lending relationships. Exempt from this policy, however, are shares which were already pledged as security at the time of the policy's adoption. Shares pledged pursuant to this policy are noted in the footnotes to the table below.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percentage of Outstanding Shares
Board of Directors:
George Barr(2)	217,989	*
Stanley J. Bradshaw(3)	277,978	*
Michael D. Cassens	182,878	*
David J. Downey(4)	272,801	*
Van A. Dukeman(5)	262,177	*
Frederic L. Kenney(6)	170,962	*
Stephen V. King(7)	77,961	*
Gregory B. Lykins(8)	1,382,302	2.5%
August C. Meyer, Jr.(9)	249,799	*
George T. Shapland(10)	360,657	*
Thomas G. Sloan(11)	224,110	*
Other Named Executive Officers:
Robin N. Elliott(12)	100,943	*
Robert F. Plecki, Jr(13)	78,337	*
Amy L. Randolph(14)	31,686	*
Christopher M. Shroyer(15)	66,132	*
All Directors and Current Executive Officers as a Group (19 Persons)	4,189,250	7.5%
Other Beneficial Owners of More than 5% of Our Common Stock:
BlackRock, Inc.(16) 55 East 52nd Street New York, NY 10055	2,981,174	5.4%
Wellington Management Group LLP(17) 280 Congress Street Boston, MA 02210	3,356,444	6.0%

*
Less than one percent.

(1)
Includes shares that can be acquired through stock options available for exercise within 60 days of March 25, 2019, for the following individuals, in the amounts indicated below.

George Barr	—
Stanley J. Bradshaw	—
Michael D. Cassens	—
David J. Downey	5,000
Van A. Dukeman	—
Robin N. Elliott	—
Frederic L. Kenney	—
Stephen V. King	—
Gregory B. Lykins	5,000
August C. Meyer, Jr.	5,000
Robert F. Plecki, Jr.	—
Amy L. Randolph	—
George T. Shapland	5,000
Christopher M. Shroyer	—
Thomas G. Sloan	—
All directors and officers as a group	20,000
(2)
Includes 142,606 shares owned by Mr. Barr's spouse and 9,727 shares owned by The Barr Group Profit Sharing Plan for the benefit of Mr. Barr. Also includes 2,825 shares issuable at the termination of the director's service pursuant to vested DSUs.

(3)
Includes 1,580 shares owned by Stan and Jean Bradshaw Foundation. Also includes 4,161 shares issuable at the termination of the director's service pursuant to vested DSUs.

(4)
Includes 2,546 shares owned by Mr. Downey's spouse. Also includes 9,146 shares issuable at the termination of the director's service pursuant to vested DSUs.

(5)
Includes 2,201 shares owned by Mr. Dukeman's spouse. Also includes 101,430 shares pledged as security pursuant to certain lending arrangements. Also includes 97,930 restricted stock units.

(6)
Includes 15,090 shares owned by Mr. Kenney's spouse. Also includes 147,789 shares owned by Mr. Kenney's immediate family over which Mr. Kenney has voting power. Also includes 3,789 shares issuable at the termination of the director's service pursuant to vested DSUs.

(7)
Includes 7,298 shares issuable at the termination of the director's service pursuant to vested DSUs.

(8)
Includes 448,722 shares held in the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power and 694,294 shares held in the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, for which Mr. Lykins serves as trustee and has sole voting and investment power. Also includes 2,239 shares owned by Mr. Lykins' spouse and 188,332 shares pledged as security pursuant to certain lending arrangements. Also includes 37,029 restricted stock units.

(9)
Includes 235,653 shares held in grantor trusts over which Mr. Meyer has investment authority. Excludes 694,294 shares held by the Elisabeth M. Kimmel Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power. Also excludes 448,722 shares held by the August C.F. Meyer Exempt TRU/A August C. Meyer Jr. 2001 Trust, over which Mr. Meyer has no voting or investment power. Also includes 9,146 shares issuable at the termination of the director's service pursuant to vested DSUs.

(10)
Includes 346,511 shares pledged as security pursuant to certain lending arrangements. Also includes 9,146 shares issuable at the termination of the director's service pursuant to vested DSUs.

(11)
Includes 548 shares owned by Mr. Sloan's spouse. Also includes 9,146 shares issuable at the termination of the director's service pursuant to vested DSUs.

(12)
Also includes 49,767 restricted stock units.

(13)
Also includes 38,100 restricted stock units.

(14)
Also includes 25,919 restricted stock units.

(15)
Also includes 38,303 restricted stock units.

(16)
Shares as reported on a Schedule 13G/A filed on February 4, 2019.

(17)
Shares as reported on a Schedule 13G filed on February 12, 2019. Wellington Management Group LLP has indicated that all such shares are held in its capacity as an investment adviser and are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent (5%) of the class of shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. We believe that during 2018, our executive officers, directors and 10% stockholders timely filed reports required to be filed under Section 16(a). In making the foregoing statements, we have relied solely upon the written representations of our directors, executive officers and 10% stockholders and reports filed with the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion & Analysis ("CD&A") describes our compensation philosophy and policies for 2018 as applicable to our NEOs, as defined under Securities and Exchange Commission rules, who are listed in the Summary Compensation Table below. This CD&A explains the structure and rationale associated with each material element of the total compensation of our NEOs, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.

2018 Business Highlights

        Our priorities continue to focus around balance sheet strength, profitability and growth, in that order. We are pleased to report another strong year of financial results to our stockholders. Our 2018 annual results were favorably impacted by the prior year acquisitions of First Community Financial Partners, Inc., the holding company of First Community Financial Bank, and Mid Illinois Bancorp, Inc., the holding company of South Side Trust & Savings Bank of Peoria. We continue to organically grow the Company and to execute acquisitions that fit within our strategy. In the third quarter 2018, the Company announced the signing of a definitive agreement to acquire The Banc Ed Corp., the holding company for TheBANK of Edwardsville. The acquisition of The Banc Ed Corp. was completed on January 31, 2019. This transaction will grow the Company's current geographic footprint, allowing the Company to serve customers by expanding in the St. Louis Missouri-Illinois Metropolitan Statistical Area and significantly adding to the Company's wealth management business. Our commitment to premier customer service remains strong, as well as our commitment to remain locally invested in our employees and the communities we serve. First Busey's management team remained disciplined in its focus on capital, credit and efficiency.

  •
  Capital Management Strategies—The Company's strong capital levels, coupled with its earnings, have allowed us to provide a steady return to stockholders through dividends. Our return on Average Tangible Common Equity was 15.20% and 11.61% at December 31, 2018 and 2017, respectively. Further, as of December 31, 2018, the Company remained well-capitalized, exceeding regulatory standards with a Tier 1 Capital ratio of 12.99%.

  •
  Credit Quality—Our commitment to credit quality remains strong. Our nonperforming loans were $36.6 million and $27.4 million at December 31, 2018 and 2017, respectively. Non-performing loans as a percentage of total portfolio loans were 0.66% and 0.50% at December 31, 2018 and 2017, respectively.

  •
  Efficiency Initiatives—Through ongoing strategic planning and effective resource management, the Company has continued to improve its efficiency ratio. The efficiency ratio for the year ended December 31, 2018 was 56.16% compared to 58.27% for the year ended December 31, 2017.

        With our strong capital position, an attractive core funding base, a sound credit foundation, and an active growth plan, we are poised for growth in 2019 and beyond. By remaining focused, the Company can continue to serve customers' needs and provide returns to our stockholders.

2018 Compensation Highlights

  •
  Base salary increases for each of our NEOs were approved by the Executive Management Compensation and Succession Committee effective July 2, 2018 after consideration of input from First Busey's senior management, except for the CEO whose salary was determined solely in the Committee's discretion.

  •
  Target bonuses were unchanged for our Chief Executive Officer and other NEOs at 70% and 60% of their base salaries, respectively. Bonus performance measures and relative weightings were revised in comparison to 2017.

  •
  Equity grants for 2018 were determined mid-year, consistent with prior practice, to continue emphasizing aligning the interests of our NEOs with those of our stockholders.

  •
  First Busey terminated the First Busey Corporation Executive Deferred Compensation Plan.

2019 Compensation Highlights

  •
  First Busey has not yet made NEO salary determinations for 2019 and expects determinations to be made mid-year.

  •
  Equity grants for 2019 will be determined mid-year, consistent with prior practice, to continue emphasizing aligning the interests of our NEOs with those of our stockholders.

  •
  First Busey will distribute all balances under the First Busey Corporation Executive Deferred Compensation Plan.

  •
  Target bonuses for all NEOs have been set at 75% of their respective base salaries.

Regulatory Impact on Compensation

        The Executive Management Compensation and Succession Committee made many important decisions in 2018 affecting the compensation of our NEOs. These decisions were the result of many factors, including our financial performance as discussed throughout this CD&A. To more fully understand the decisions of the committee with respect to compensation during 2018 and into 2019, the committee believes it is beneficial to understand the changing regulatory context in which these decisions were made.

        As a publicly-traded financial institution, First Busey must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require First Busey and the Executive Management Compensation and Succession Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment in our compensation decisions is not a recent development.

        Under its Interagency Guidelines Establishing Standards for Safety and Soundness (the "Safety and Soundness Standards"), the Federal Deposit Insurance Corporation (the "FDIC") has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to an employee is unreasonable or disproportionate to the services performed by the employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution's overall financial condition.

        In addition, the Executive Management Compensation and Succession Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the "Guidance"). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to complement the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness Standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution's attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

        The Executive Management Compensation and Succession Committee, with the assistance of its advisors and First Busey's management, continues to monitor the status of compensation-related rules and regulations expected to be finalized under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). In 2014, First Busey adopted a clawback policy that provides the board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of First Busey's financial statements filed with the Securities and Exchange Commission. While the committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations should they be finalized and become effective.

        The committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness Standards and the framework of the Guidance. As such, the committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.

        Finally, in addition to the foregoing, as a publicly-traded corporation, First Busey is subject to the Securities and Exchange Commission's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on First Busey.

        The Executive Management Compensation and Succession Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for First Busey's NEOs. In this regard, the committee has revisited the components of the frameworks set forth in the Safety and Soundness Standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into First Busey's compensation programs for our NEOs. The committee believes First Busey has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

        In making decisions about executive compensation, in addition to the above, the Executive Management Compensation and Succession Committee considers the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code that may limit the tax deductibility of certain compensation; Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation; and Sections 280G and 4999 of the Internal Revenue Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, the committee also considers how various elements of compensation will impact our financial results. For example, the committee considers the impact of FASB ASC Topic 718, which requires First Busey to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Role of the Executive Management Compensation and Succession Committee

        The Executive Management Compensation and Succession Committee is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs, including reviewing and approving compensation levels, evaluating the performance of our NEOs and considering senior management succession issues. The committee acts pursuant to a charter that has been approved by our full board and can be found at http://www.busey.com under "Investor Relations." The committee is composed of non-employee, independent members of the board.

Compensation Philosophy and Objectives

        We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders. We believe that the most effective compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by First Busey and that aligns executives' interests with those of our stockholders by rewarding performance consistent with established goals, with the ultimate objective of improving stockholder value.

        The Executive Management Compensation and Succession Committee has worked with our management to design compensation programs for all employees that encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. Additionally, the committee evaluates both performance and compensation to ensure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our compensation peers and that we maintain our ability to attract and retain superior employees in key positions in the markets we serve. The primary objectives of our executive compensation policies are:

  •
  to provide market-based compensation to attract, retain, and motivate highly-qualified executives;

  •
  to reward executives based upon our financial performance at levels competitive with compensation peers;

  •
  to provide incentives for executive officers to work toward targeted successful annual results and strategic objectives;

  •
  to create opportunities and incentives for our executive officers to be long-term stockholders;

  •
  to align executive compensation with increases in stockholder value, as measured by favorable long-term results and continued strengthening of First Busey's financial condition;

  •
  to provide flexibility to recognize, differentiate and reward individual performance; and

  •
  to identify and prudently manage risks associated with our compensation programs.

        We compensate our executives through a mix of base salary, annual cash incentive awards, equity compensation and other benefits and perquisites designed to reward performance, be competitive with our compensation peers and align management's incentives with the long-term interests of our stockholders, all in accordance with the regulatory requirements described above. Our compensation peer group is described below.

        Because we believe that our executives' compensation should be tied to the success of First Busey and increases in stockholder value, a significant percentage of total compensation has historically been allocated to incentive compensation. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation. Rather, the Executive Management Compensation and Succession Committee reviews information such as that referenced above with respect to our compensation peer group to determine the appropriate level and mix of incentive compensation.

Compensation-Related Governance Policies

        Stock Ownership Policy.    We believe that our named executive officers and nonemployee directors should have and maintain a significant equity interest in the Company. In 2014, First Busey adopted a stock ownership policy for our directors and NEOs to promote a long-term perspective in managing First Busey, and to help align the interests of our stockholders, directors and top executives. All of our NEOs and directors are currently in compliance with these guidelines:

Participant	Target ownership level
Directors	3x annual cash retainer fees
Chief Executive Officer	3x annual salary
All other NEOs	2x annual salary

        Insider Trading Policy.    The Company has an insider trading policy that restricts open market transactions in Company stock beginning two weeks before the last day of the quarter end and ending two trading days after quarterly earnings have been made public.

        Hedging and Pledging Policy.    The Company's insider trading policy includes provisions that specifically prohibit our insiders from entering into hedging transactions involving the Company's stock.

To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition. The Company's insider trading policy also prohibits an insider from pledging Company stock as collateral for a lending relationship without the prior approval of the Nominating and Corporate Governance Committee. Exempt from this policy, are shares which were already pledged as security at the time of the policy's adoption in 2014. To our knowledge, none of our officers or directors has pledged their Company stock in violation of this policy.

        Clawback Policy.    In 2014, First Busey adopted a clawback policy that provides the board with authority to recover certain bonus or other incentive compensation (cash or equity) paid to any NEO in appropriate circumstances where there has been a restatement of First Busey's financial statements filed with the Securities and Exchange Commission.

Prior Year's Say-on-Pay Vote

        At First Busey's 2018 Annual Meeting, the nonbinding, advisory proposal to approve the compensation of certain executive officers received the approval of more than 81% of the shares having voting power and present at the meeting. First Busey, the board and the Executive Management Compensation and Succession Committee pay careful attention to communications received from stockholders regarding executive compensation, including the nonbinding, advisory vote and believes that the vote reflects our stockholders' support of our compensation philosophy and the manner in which we compensate our NEOs. First Busey considered the positive result of the 2018 advisory vote on executive compensation, but not for specific 2018 or 2019 compensation decisions.

Compensation Process

        As described above, the Executive Management Compensation and Succession Committee is responsible for overseeing our executive compensation programs. Each year the Chief Executive Officer presents to the committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the current year. In conducting its review, the committee considers quantitative performance results, achievement of individual qualitative goals, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs. The committee also reviews comprehensive summaries that detail the executives' total target and actual compensation for the year. The use of comprehensive summaries allows the committee to have a complete understanding of the executives' compensation and is valuable in the assessment of past and current compensation and how it relates to each executive's duties and responsibilities.

        Generally, annual cash incentive awards are reviewed in the early months of each year following the regulatory process that closes our prior fiscal year. Additionally, the target metrics for the following year's annual cash incentive awards are set and approved in conjunction with the budgeting process in the same time frame.

        Base salary adjustments and equity awards, generally consisting of RSUs, are generally made in the middle of each year. Any changes made to the base salaries are normally effective immediately following approval. Changes made to our NEO salary levels are shown below on page 33. No action has yet been taken with respect to salaries for 2019.

        Approval of grants of equity awards for any newly-hired or promoted executives during the course of the year occurs at the Executive Management Compensation and Succession Committee meeting following the hiring or promotion. We granted RSUs to our NEOs during August 2018. We anticipate granting additional RSUs to our NEOs in mid-2019.

        Peer Comparison.    In establishing compensation, in May 2017 and June 2018, the Executive Management Compensation and Succession Committee utilized an external consultant, F.W. Cook, to assist in the independent analysis of external market data on a market reference group. F.W. Cook is independent, reports directly to the chair of the Executive Management Compensation and Succession Committee, and performs no other work for the Company. F.W. Cook also provides the committee input on market place trends and best practices relating to competitive pay levels for executives and board members. Our compensation peer group for our 2018 review included 15 similar publicly-traded financial companies, determined based on asset size, that provide banking and related services in a similar market area as First Busey, as follows:

1st Source Corp.	First Midwest Bancorp, Inc.	First Financial Bancorp
(South Bend, IN)	(Chicago, IL)	(Cincinnati, OH)
Pinnacle Financial Partners, Inc.	CenterState Banks, Inc.	Community Trust Bancorp, Inc.
(Nashville, TN)	(Winter Haven, FL)	(Pikeville, KY)
Lakeland Financial Corp.	Heartland Financial USA, Inc.	Chemical Financial Corporation
(Warsaw, IN)	(Dubuque, IA)	(Midland, MI)
Great Southern Bancorp, Inc.	First Merchants Corp.	Enterprise Financial Services Corp.
(Springfield, MO)	(Muncie, IN)	(Clayton, MO)
Simmons First National	Midland States Bancorp, Inc.	Old National Bancorp
Corporation	(Effingham, IL)	(Evansville, IN)
(Pine Bluff, AR)

        The Executive Management Compensation and Succession Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of NEOs. Instead, the committee evaluates the market data prepared by F.W. Cook, along with the other factors listed in this discussion to determine the appropriate compensation levels of each of our NEOs. Prior to retaining F.W. Cook, the committee reviewed its independence as contemplated by the committee's charter and applicable Nasdaq rules, and determined that there were no conflicts of interest that would impair F.W. Cook's independence.

        Role of Executive Officers in Compensation Decisions.    The Executive Management Compensation and Succession Committee is responsible for all compensation decisions affecting our NEOs. Our Chief Executive Officer annually reviews with the committee the performance of each other NEO. This review is generally based on each executive's individual performance and contribution toward our performance during the year. Based on these reviews, the Chief Executive Officer recommends annual cash incentive award amounts, adjustments to the base salary and RSU grants. The committee takes the reviews and recommendations under advisement and exercises its discretion in modifying any recommended adjustments or awards to executives. The Chief Executive Officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. The committee independently reviews the performance of our Chief Executive Officer. As with the reviews of all other NEOs, this review is based on the Chief Executive Officer's individual performance and contribution toward our performance during the year. Based on the review, the committee determines in its sole discretion whether to make adjustments to the base salary and annual cash incentive award amounts for the Chief Executive Officer. The decisions of the committee for salary changes and equity grants are then recommended to the full board for ratification.

Components of Total Compensation

        The Executive Management Compensation and Succession Committee believes executive compensation packages provided by First Busey to its executives, including our NEOs, should include both cash and equity compensation that reward performance as measured against established corporate and personal goals. By dividing compensation between cash and equity the committee intends to incentivize executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value. Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey's executives.

        For 2018, the principal components of compensation for our NEOs were:

  •
  base salary;

  •
  cash incentive compensation;

  •
  equity incentive compensation; and

  •
  benefits and other perquisites.

        Base Salary.    We provide our NEOs and other employees with base salary to compensate them for services rendered during the year. During its review of base salaries for NEOs, including in the context of negotiating contractual terms with individuals, the Executive Management Compensation and Succession Committee primarily considers:

  •
  individual scope of responsibility;

  •
  years of experience;

  •
  market data, such as that obtained from a review of our compensation peer group;

  •
  internal review of the executive's compensation, both individually and relative to other officers; and

  •
  individual performance of the executive.

        Salary levels are typically considered annually as part of First Busey's performance review process as well as upon a promotion or other change in job responsibility.

        Cash Incentive Compensation.    All NEOs participate in our annual cash incentive program, under which they can receive incentive compensation, normally in the form of an annual cash payment. These awards are cash-based awards, which are generally based on achievement of earnings per share and other corporate performance goals and achievement of individual goals, and which are intended to reward achievement of short-term company-wide goals that lead to increases in stockholder value.

        Participants in the cash incentive program typically receive awards based on the achievement by First Busey of specified diluted earnings per share and other financial targets at the corporate level, as well as qualitative aspects covering risk management and balance sheet strength, including credit measures. The earnings per share and other financial targets are generally set in the first quarter of each year by the Executive Management Compensation and Succession Committee in conjunction with the Company's budget approval process. The 2018 performance goals for our NEOs were based on several criteria. Each year, typically during the early months of the year, the committee and board set a cash incentive pool that is the aggregate amount eligible to be paid out to all employees in cash incentive awards. Historically, the cash incentive pool has been determined based upon comparison with cash incentive payments of the compensation peer group, contractual requirements and financial performance targets. The amount of an individual's potential incentive award is generally based on a participant's position and individual performance.

        In 2018, balance sheet strength remained a priority, and asset quality and capital strength, as well as regulatory performance, were evaluated on a quantitative and qualitative basis. In addition, specific goals were set relating to net interest income, operating expense, return on average assets, non-interest income growth, earnings per share and relative total stock return. Details are provided below under the heading "2018 Compensation Determinations—Cash Incentive Compensation" with respect to the weighting of, and actual performance relative to, each of these goals.

        The committee retains the discretion to adjust any awards determined by the formula to ensure that the final awards made to particular participants are consistent with those made to other executives and to make adjustments to the financial performance objectives for extraordinary events. Individual performance is considered in determining final awards for all cash incentive program participants.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that equity compensation is an important and effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. Our equity compensation programs are also intended to support pay-for-performance, foster employee stock ownership and focus the management team on increasing value for the stockholders. In addition, the committee believes that equity compensation provides balance to the total direct compensation structure, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term.

        Traditionally, we have granted RSUs to our NEOs under our equity incentive plans. During the second quarter of 2010, First Busey adopted the First Busey Corporation 2010 Equity Incentive Plan ("2010 Plan"), which was approved at the annual stockholders meeting on May 19, 2010. At the 2015 stockholders meeting, the stockholders approved an amendment of the 2010 Plan, which among other things, re-approved the performance metrics which may be used under the 2010 Plan. The 2010 Plan is designed to encourage ownership of our common stock by our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel. All of our employees and directors and those of our subsidiaries are eligible to receive awards under the 2010 Plan.

        The 2010 Plan is administered by the Executive Management Compensation and Succession Committee. Grants are made at the discretion of the committee subsequent to the annual stockholders' meeting. We believe it is important to make awards at similar times each year to ensure that the timing of awards does not affect their value. Consistent with timing of our executive evaluation and compensation adjustment cycle, equity grants were made in August 2018. We anticipate granting additional RSUs to our NEOs in mid-2019.

        Equity awards are generally based on the determination of the Executive Management Compensation and Succession Committee and presented to the full board for ratification. When making award decisions, the committee considers the nature of the services rendered or to be rendered by the employee and the employee's present and potential contributions to the success of First Busey.

        Employee Stock Purchase Plan.    First Busey adopted and stockholders approved the First Busey Corporation Employee Stock Purchase Plan effective January 1, 2011. The plan is generally available to all salaried employees and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan allows employees of First Busey and its subsidiaries to purchase shares of our common stock at a discounted purchase price. A participant's after-tax deferrals are accumulated each quarter and used to purchase shares of our common stock. The purchase price is currently 95% of the fair market value on the last trading day of the calendar quarter.

        Benefits and Other Perquisites.    Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing Plan and Trust (the "401(k) Plan"). The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2018, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit sharing element of the 401(k) Plan.

        All NEOs are provided with death benefits under portable term life insurance policies. The premiums on the term life insurance policies are paid by First Busey on behalf of the covered employee, so long as they remain employed by First Busey. Of our NEOs, only Mr. Shroyer is provided a company automobile.

        First Busey's health and wellness program, available to all employees including our NEOs, is designed to help employees make positive lifestyle changes. Employees receive points for participation in the program that are redeemed as monetary incentives in the form of wellness benefits as certain thresholds are met.

        Deferred Compensation Plan.    First Busey's Executive Deferred Compensation Plan provided a means for participants to voluntarily defer a portion of their salary or bonus. This plan was an unfunded, nonqualified deferred compensation arrangement. Effective March 28, 2018, the deferred compensation plan was terminated, with all account balances to be distributed in April 2019.

        Change in Control Benefits.    Each of our NEOs is a party to an employment agreement that provides for certain payments and benefits if his or her employment is terminated in connection with a change in control. In each instance, if an NEO's employment is terminated by us or the NEO under certain circumstances in connection with a change in control of First Busey, the NEO is entitled to receive certain cash payments and other benefits. The purpose of these payments and benefits is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even though their own employment may not be secure following such transaction. Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control. Further, pursuant to his employment agreement which has been in place since 2006, Mr. Dukeman is also entitled to a tax gross-up, which provides generally that, if he receives payments or benefits in connection with a change in control of First Busey, to the extent such payments or benefits constitute "excess parachute payments" under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount that will offset, on an after-tax basis, the effect of any excise tax consequently imposed on him under Section 4999 of the Internal Revenue Code. No other First Busey employment agreement provides for a tax gross-up.

Impact of Accounting and Tax Issues on Executive Compensation

        In setting each individual executive's compensation levels, we consider a variety of accounting and tax issues. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to a "covered employee" (the Chief Executive Officer, the Chief Financial Officer, and our next three highest paid officers whose compensation is required to be reported in the Summary Compensation Table). Any individual who is deemed a covered employee for tax years beginning after December 31, 2016 will continue to be a covered employee for all future periods. Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

2018 Compensation Determinations

        Base Salaries.    Based upon the recommendation of First Busey's senior management and the concurrence of the Executive Management Compensation and Succession Committee, who engaged F.W. Cook to provide a comprehensive peer group compensation analysis, the base salary for each of our NEOs was changed effective July 2, 2018.

        Base salaries for each NEO are set forth below:

Executive Officer	2016 Salary	2017 Salary	2018 Salary
Van A. Dukeman	$600,000	$620,000	$650,000
Robin N. Elliott	$325,000	$350,000	$375,000
Robert F. Plecki, Jr.	$300,000	$315,000	$325,000
Amy L. Randolph(1)	—	$270,000	$300,000
Christopher M. Shroyer	$300,000	$315,000	$325,000

(1)
Ms. Randolph was not a NEO in 2016.

        Cash Incentive Compensation.    The Executive Management Compensation and Succession Committee determined NEO annual cash bonuses for the 2018 performance period in March 2019. Cash bonuses were paid in March 2019 to Messrs. Dukeman, Elliott, and Plecki, Ms. Randolph, and Mr. Shroyer, respectively, in the following amounts: $570,000; $380,000; $237,500; $256,500; and $237,500. The 2018 performance goals for our NEOs were based on several criteria, including performance to financial targets, quantitative and qualitative targets for balance sheet strength and risk, including credit and regulatory. The specific goals for our NEOs and performance against financial targets are set forth in the table below.

        Balance sheet strength, profitability and growth, in that order, is a mantra that guides our performance culture. Balance sheet strength, based primarily on asset quality, liquidity, and capital strength, along with regulatory performance, were evaluated, with all criteria determined to have been met. Asset quality remains strong with $37.0 million in non-performing assets, allowance to total portfolio loans of 0.91%, an allowance to non-performing loan ratio of 138.4% and a solid classified asset ratio. Our capital ratios were very strong at both the holding company and Busey Bank levels with both entities exceeding our targets of 12% Total Capital and 8% Tier 1 Leverage Ratio. Our liquidity and risk profile remained very strong in 2018. We believe we did not stretch our liquidity or risk profiles to achieve our results for 2018. Aspects considered in this analysis were our level of core funding to overall funding, ratio of liquid assets to assets, available sources of liquidity, relationship with our regulators and regulatory exam results.

Bonus Performance Measures ($ in thousands, except per share data)	2018 Target	2018 Actual	2018 Performance	Weighting	2018 Allocation
Pre-Provision Net Interest Income	$252,448	$241,406	95.6%	10%	9.6%
Operating expense	$195,505	$193,043	101.3%	10%	10.1%
Return on average assets	1.34%	1.28%	95.5%	25%	23.9%
Asset quality(1)	25.00%	14.30%	100.0%	10%	10.0%
Non-interest income	$93,556	$89,993	96.2%	15%	14.4%
Earnings per share	$2.10	$2.01	95.7%	20%	19.1%
Total stock return relative to index average	29.94%	30.21%	100.9%	10%	10.1%
Total					97.2%

(1)
Ratio is calculated based on non-performing assets plus substandard loans divided by Tier 1 capital plus allowance for loan losses. The target was met.

        In 2018, the bonus program provided that our Chief Executive Officer could receive up to 70% of his salary adjusted for the calculated 2018 allocation, and all other NEOs could receive up to 60% of their salaries adjusted for the calculated 2018 allocation. A total calculated 2018 allocation of 97.2% is shown in the table above. The Executive Management Compensation and Succession Committee also reserves the right to modify the payouts, in its sole discretion. For 2018, the Executive Management

Compensation and Succession Committee decided to award cash bonuses in excess of the calculated allocation to recognize the significant involvement of each of the NEOs in our strategic initiatives, including the recently-completed acquisitions, and to reflect the efforts of the NEOs to effectively implement such initiatives and the resulting significantly positive effect on First Busey.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that incentive compensation should be an important part of compensation for the leaders of First Busey, both short-term, cash-based programs and long-term, equity-based programs. The committee and board want the incentives to be appropriate and reasonable relative to its peers. During August 2018, First Busey granted discretionary RSU awards to our NEOs as reflected in the "Grants of Plan-Based Awards" table below.

2019 Compensation Determinations

        Base Salaries.    First Busey has not yet made NEO salary adjustments for 2019 and expects determinations to be made mid-year.

        Cash Incentive Compensation.    For 2019, the target bonus amount for our NEOs will increase to 75% of their respective base salaries. The bonus amounts will remain subject to adjustment to reflect qualitative and regulatory considerations, as noted above, as well as individual performance.

        Equity Incentive Compensation.    The Executive Management Compensation and Succession Committee believes that long-term, equity-based compensation should be an important part of compensation for the leaders of First Busey. Consistent with past practices, the committee will not make 2019 equity grants until mid-year.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE REPORT

        We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussion with management, we have recommended to the board of directors that the CD&A be included in this proxy statement.

Submitted by:

The First Busey Corporation Executive Management Compensation and Succession Committee

Stephen V. King (Chairman)
Stanley J. Bradshaw
David J. Downey
August C. Meyer, Jr.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables quantify and discuss the compensation components provided to our NEOs. All tables should be read in conjunction with the CD&A above. The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow. Each of our NEOs is also a party to an employment agreement with First Busey, the material terms of which are described under "Potential Payments Upon Termination or Change in Control Disclosure."

Summary Compensation Table

        The following table sets forth information concerning the compensation of our NEOs—which consist of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers—in 2018.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Van A. Dukeman	2018	$634,423	$570,000	$800,267	$28,675	$30,352	$2,063,717
President and Chief Executive	2017	$610,769	$600,000	$499,990	$33,542	$28,914	$1,773,215
Officer	2016	$575,000	$450,000	$385,003	$36,284	$27,971	$1,474,258
Robin N. Elliott	2018	$362,019	$380,000	$400,117	—	$21,551	$1,163,687
Chief Financial Officer and	2017	$338,462	$400,000	$350,008	—	$21,361	$1,109,831
Chief Operating Officer	2016	$300,000	$300,000	$200,008	—	$20,827	$820,835
Robert F. Plecki, Jr.	2018	$319,808	$237,500	$250,081	$12,128	$24,745	$844,262
Chief Credit Officer	2017	$308,077	$250,000	$199,996	$12,747	$23,893	$794,713
	2016	$287,500	$190,000	$165,001	$12,003	$23,542	$678,046
Amy L. Randolph(1)	2018	$284,422	$256,500	$275,093	—	$21,654	$837,669
Chief of Staff and Executive	2017	$260,769	$270,000	$199,996	—	$20,527	$751,292
Vice President, Pillar
Relations
Christopher M. Shroyer	2018	$319,808	$237,500	$250,081	$11,418	$24,229	$843,036
President and Chief Executive	2017	$308,077	$250,000	$199,996	$12,039	$26,526	$796,638
Officer of Busey Bank	2016	$287,500	$200,000	$175,010	$12,253	$23,488	$698,251

(1)
Ms. Randolph was not a NEO in 2016.

(2)
Salary and bonus amounts include amounts deferred at the officer's election.

(3)
Amounts for 2018 represent bonuses paid in March 2019 for the 2018 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2018. Amounts for 2017 represent bonuses paid in March 2018 for the 2017 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2017. Amounts for 2016 represent bonuses paid in March 2017 for the 2016 performance period that were determined after the Executive Management Compensation and Succession Committee reflected on final financial results for 2016. The material terms of the bonus are described in the "2018 Compensation Determinations—Cash Incentive Compensation" section of the Compensation Discussion and Analysis.

(4)
Represents the aggregate grant date fair value of restricted stock unit awards in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 to our audited financial statements for our fiscal year ended December 31, 2018.

(5)
Represents above-market interest on deferred compensation. Interest under the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or any successor thereto). If that rate is no longer published or no longer deemed appropriate by the Executive Management Compensation and Succession Committee, the committee may select a substantially similar rate. During 2018, interest under the First Busey Executive Deferred Compensation Plan accrued at a rate of 5.06% per annum.

(6)
All other compensation for our NEOs during 2018 is summarized in the table immediately below.

Name	Life and Disability Insurance	Employer Contributions to Retirement Plans(a)	Wellness Benefits	Personal Use of Auto	Total All Other Compensation
Van A. Dukeman	$10,958	$19,250	$144	—	$30,352
Robin N. Elliott	$2,301	$19,250	—	—	$21,551
Robert F. Plecki, Jr.	$5,351	$19,250	$144	—	$24,745
Amy L. Randolph	$2,205	$18,859	$590	—	$21,654
Christopher M. Shroyer	$3,908	$18,441	—	$1,880	$24,229

(a)
Includes matching and profit sharing contributions to the 401(k) Plan.

Grants of Awards

        The following table sets forth information regarding grants of awards made to our NEOs during 2018 under First Busey's plans.

Name	Type of Award(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Van A. Dukeman	RSUs	August 1, 2018	25,245	$800,267
Robin N. Elliott	RSUs	August 1, 2018	12,622	$400,117
Robert F. Plecki, Jr.	RSUs	August 1, 2018	7,889	$250,081
Amy L. Randolph	RSUs	August 1, 2018	8,678	$275,093
Christopher M. Shroyer	RSUs	August 1, 2018	7,889	$250,081

(1)
All recipients earn quarterly dividends on their respective RSUs. As recipients do not have actual dividend rights until the shares are transferred in connection with the RSUs, dividends earned are referred to as dividend equivalents. These dividend equivalents are accrued during the vesting period and are subject to the same vesting, payment and other terms and conditions as the original RSUs to which they relate. Therefore, dividends earned each quarter compound based upon the updated share balances. Dividend equivalents are reinvested at the stock's market price on the dividend payment date.

(2)
Awards vest August 1, 2023 subject to the grantee's continued service with First Busey, with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability and pro-rata vesting upon the grantee's retirement on or after attainment of age 62, provided that the grantee complies with certain non-competition covenants.

(3)
Represents the aggregate grant date fair value of restricted stock units for the year ended December 31, 2018 based on a grant date closing price of First Busey's common stock of $31.70 per share, in accordance with FASB ASC Topic 718.

        We grant equity awards to our NEOs under the 2010 Plan. Under the 2010 Plan, which was adopted by our board and approved by our stockholders on May 19, 2010 and reapproved on May 20, 2015, the Executive Management Compensation and Succession Committee has discretion to issue a broad variety of nonqualified and incentive stock options, restricted stock, restricted stock units, stock appreciation rights and other stock and cash-based awards to directors, key employees, and other service providers. The 2010 Plan was designed to assist First Busey in attracting, retaining and rewarding key employees and directors and align their interests with our stockholders. Traditionally, the committee has elected to grant only RSUs to our NEOs. Following a one-for-three reverse stock split in September 2015, up to 1,333,333 shares of common stock were available for issuance under the plan. As of December 31, 2018, there were 735,722 shares available for issuance under the 2010 Plan. Award terms and conditions as determined by the committee and are set forth in individual agreements with the recipient. The 2010 Plan also enables the committee to set specific performance criteria that must be met before an award will vest. Acceleration of vesting and exercise privileges of grants is allowed if a participant's termination of employment is due to a change in control, death or total disability. If a participant's job is terminated for cause, then all unvested awards expire on the date of termination.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning the unvested stock awards held by our NEOs as of December 31, 2018. Market values are presented as of the end of 2018 for outstanding stock awards (based on the price of First Busey's common stock on December 31, 2018 of $24.54).

	STOCK AWARDS(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Van A. Dukeman	97,124	$2,383,423
Robin N. Elliott	49,358	$1,211,245
Robert F. Plecki, Jr.	37,787	$927,293
Amy L. Randolph	25,705	$630,801
Christopher M. Shroyer	37,988	$932,226

(1)
All stock award grants reflected in this table represent RSUs and accrued dividend equivalents that vest in accordance with the schedules set forth below subject to the grantee's continued service with First Busey, with accelerated vesting upon a change in control of First Busey or upon termination of the grantee's service due to the grantee's death or disability and pro-rata vesting upon the grantee's retirement on or after attainment of age 62, provided that the grantee complies with certain non-competition covenants. See "Potential Payments Upon Termination or Change in Control Disclosure" below for further information. Vesting dates by NEO are as follows:

Van A. Dukeman—17,198 units on June 23, 2019; 19,054 units on June 25, 2020; 18,313 units on July 11, 2021; 17,129 units on June 13, 2022; and 25,430 units on August 1, 2023.

Robin N. Elliott—7,166 units on June 23, 2019; 7,974 units on June 25, 2020; 9,514 units on July 11, 2021; 11,991 units on June 13, 2022; and 12,713 units on August 1, 2023.

Robert F. Plecki, Jr.—7,166 units on June 23, 2019; 7,974 units on June 25, 2020; 7,849 units on July 11, 2021; 6,852 units on June 13, 2022; and 7,946 units on August 1, 2023.

Amy L. Randolph—2,606 units on June 23, 2019; 2,750 units on June 25, 2020; 4,756 units on July 11, 2021; 6,852 units on June 13, 2022; and 8,741units on August 1, 2023.

Christopher M. Shroyer—7,166 units on June 23, 2019; 7,699 units on June 25, 2020; 8,325 units on July 11, 2021; 6,852 units on June 13, 2022; and 7,946 units on August 1, 2023.

Option Exercises and Stock Vested in 2018

        Our NEOs did not exercise any stock options in 2018. RSU vesting information in 2018 by NEO is as follows:

Name	Number of shares vested (#)(1)	Value realized on vesting ($)(2)
Van A. Dukeman	9,592	$304,066
Robin N. Elliott	3,837	$121,633
Robert F. Plecki, Jr.	5,755	$182,434
Amy L. Randolph	3,069	$97,287
Christopher M. Shroyer	5,755	$182,434

(1)
All vested stock awards reflected in this table include dividend equivalents earned during the vesting period.

(2)
Amounts reflect the value realized upon vesting of RSUs based on the closing price of First Busey stock of $31.70 on the August 1, 2018 vesting date.

Nonqualified Deferred Compensation Table

        The following table sets forth information concerning NEO benefits under the First Busey Executive Deferred Compensation Plan. A description of the First Busey Executive Deferred Compensation Plan can be found in the CD&A under "Deferred Compensation Plan."

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Van A. Dukeman	$18,000	$68,328	$1,422,187
Robin N. Elliott	—	—	—
Robert F. Plecki, Jr.	$48,404	$28,958	$609,992
Amy L. Randolph	—	—	—
Christopher M. Shroyer	$48,404	$27,267	$574,893

(1)
Amounts reflect contributions of deferred compensation and are included in the "Salary" or "Bonus" column in the Summary Compensation Table for 2018.

(2)
In addition to regular interest and other earnings accrued during 2018, amounts include above-market earnings under the First Busey Executive Deferred Compensation Plan, which above-market earnings are also reflected in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table for 2018. The amount of Aggregate Earnings attributable to above-market earnings for Messrs. Dukeman, Plecki and Shroyer is $28,675, $12,128 and $11,418 respectively.

(3)
Aggregate executive contributions, registrant contributions, and above-market interest were reported as compensation in the summary compensation table in previous years for Messrs. Dukeman, Plecki, and Shroyer in the amount of $563,779, $374,410, and $280,254, respectively.

        The First Busey Executive Deferred Compensation Plan was designed, in part, to assist our executives with retirement planning. While current participants in the Executive Deferred Compensation Plan were permitted to continue participating in the plan, it was no longer open to new participants. Under terms of the First Busey Executive Deferred Compensation Plan, participants were entitled to defer up to 15% of their salary and bonus. First Busey did not make any matching or other employer contributions to the First Busey Executive Deferred Compensation Plan for 2018 for any NEOs. None of the NEOs took a distribution or withdrawal from the First Busey Executive Deferred Compensation Plan for 2018. As of December 31, 2018, deferred amounts accrue interest at a rate of 5.06% per annum. The "Aggregate Balance at Last FYE" column represents the amount due our NEOs as of December 31, 2018. First Busey terminated the First Busey Executive Deferred Compensation Plan effective March 28, 2018, and all account balances will be distributed in April 2019.

Potential Payments Upon Termination or Change in Control Disclosure

        Each of Messrs. Dukeman, Elliott, and Plecki, Ms. Randolph, and Mr. Shroyer has an employment agreement that provides for certain severance payments following certain termination events, including a termination following a "change in control" of First Busey. Each of Messrs. Dukeman, Elliott, and Plecki, Ms. Randolph, and Mr. Shroyer is subject to a confidentiality provision and a one-year noncompetition covenant following the termination of his or her respective employment. Mr. Elliott and Ms. Randolph are also subject to a one-year nonsolicitation covenant of employees and customers following a termination of employment. Payments due upon termination will be paid by First Busey in equal biweekly installments for a period of one year, or two years if the termination is pursuant to a change in control (three years for Mr. Dukeman).

        Mr. Dukeman's agreement provides for one-year employment terms beginning each January 1 that automatically renew each year unless either Mr. Dukeman or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Dukeman's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Dukeman's agreement provides that if he is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death, he or his named beneficiary will receive an amount equal to the sum of his annual base salary plus the amount of his most recent performance bonus; and if such termination occurs prior to the end of the current agreement term, the value of contributions under First Busey's retirement and employee benefit plans that would have been made through such term if he remained employed (the "Dukeman Severance Payment"). Mr. Dukeman will also be entitled to receive company-paid life, health and disability insurance for one year following the effective date of his termination. If the severance events described above occur within an 18-month period before a change in control of First Busey, Mr. Dukeman will also be entitled to receive an additional amount equal to the difference between the severance amounts described in the preceding two sentences and the greater of $900,000 or three times the Dukeman Severance Payment. Mr. Dukeman will be entitled to receive the greater of $900,000 or three times the Dukeman Severance Payment if: (a) Mr. Dukeman elects to terminate his employment, or his employment is terminated due to constructive discharge, within the one-year period after a change in control; or (b) his employment is terminated by First Busey for any reason within the 18-month period before, or at any time after, a change in control of First Busey. Mr. Dukeman will also be entitled to receive life, health and disability insurance for the three years following the effective date of such termination pursuant to a change in control. Mr. Dukeman will also be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement or the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.

        Mr. Elliott's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Elliott or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Elliott's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans, including a $1 million life insurance policy. Mr. Elliott's agreement provides that, in the event that he is terminated without cause or if he terminates for good reason, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus (the "Elliott Severance Payment"). Mr. Elliott will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Elliott's employment without cause, or if he terminates for good reason within one year after a change in control, Mr. Elliott will be entitled to receive an amount equal to two times the Elliott Severance Payment. Mr. Elliott will also be entitled to receive continued health insurance at the same cost as during his employment for a period of 18 months following the effective date of such a termination pursuant to a change in control. In the event that any payments to Mr. Elliot under the agreement, or any other agreement or plan, are subject to penalties as excess parachute payments under the Internal Revenue Code, the agreement provides that the payment will be reduced so that the total payments received in connection with the change in control does not exceed one dollar less than the amount that First Busey may pay without a loss of deduction under Section 280G of the Internal Revenue Code.

        Mr. Plecki's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Plecki or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Plecki's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Plecki's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Plecki Severance Payment"). Mr. Plecki will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Plecki's employment without cause, or if he terminates due to constructive discharge within one year after a change in control, Mr. Plecki will be entitled to receive an amount equal to two times the Plecki Severance Payment. Mr. Plecki will also be entitled to receive continued health insurance at the same cost as during his employment for a period of two years following the effective date of such a termination pursuant to a change in control. In the event that any payments to Mr. Plecki under the agreement, or any other agreement or plan, are subject to penalties as excess parachute payments under the Internal Revenue Code, the agreement provides that the payment will be reduced so that the total payments received in connection with the change in control does not exceed one dollar less than the amount that First Busey may pay without a loss of deduction under Section 280G of the Internal Revenue Code.

        Ms. Randolph's agreement provides for one-year employment terms that automatically renew each year unless either Ms. Randolph or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Ms. Randolph's employment with First Busey and entitles her to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Ms. Randolph's agreement provides that, in the event that she is terminated without cause or if she terminates for good reason, she or her beneficiary will receive a severance payment equal to the sum of her applicable annual base salary plus the amount of her most recent performance bonus (the "Randolph Severance Payment"). If First Busey or its successor terminates Ms. Randolph's employment without cause or if she terminates for good reason within one year after a change in control, Ms. Randolph will be entitled to receive an amount equal to two times the Randolph Severance Payment. In the event that any payments to Ms. Randolph under the agreement, or any other agreement or plan, are subject to penalties as excess parachute payments under the Internal

Revenue Code, the agreement provides that the payment will be reduced so that the total payments received in connection with the change in control does not exceed one dollar less than the amount that First Busey may pay without a loss of deduction under Section 280G of the Internal Revenue Code.

        Mr. Shroyer's agreement provides for one-year employment terms that automatically renew each year unless either Mr. Shroyer or First Busey provides the other with notice of nonrenewal. The agreement reflects the terms and conditions of Mr. Shroyer's employment with First Busey and entitles him to an annual base salary and annual performance bonuses and profit sharing benefits in accordance with First Busey's plans, as well as participation generally in First Busey's other employee benefit plans. Mr. Shroyer's agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus plus the value of First Busey's contributions under tax-qualified retirement plans made for the calendar year preceding the year of termination (the "Shroyer Severance Payment"). Mr. Shroyer will also be entitled to receive continued health insurance at the same cost as during his employment for a period of one year following the effective date of termination. If First Busey or its successor terminates Mr. Shroyer's employment without cause or if he terminates due to constructive discharge within one year after a change in control, Mr. Shroyer will be entitled to receive an amount equal to two times the Shroyer Severance Payment. Mr. Shroyer will also be entitled to receive continued health insurance at the same cost as during his employment for a period of two years following the effective date of such a termination pursuant to a change in control. In the event that any payments to Mr. Shroyer under the agreement, or any other agreement or plan, are subject to penalties as excess parachute payments under the Internal Revenue Code, the agreement provides that the payment will be reduced so that the total payments received in connection with the change in control does not exceed one dollar less than the amount that First Busey may pay without a loss of deduction under Section 280G of the Internal Revenue Code.

        Payments made upon a termination of employment under the employment agreements for Messrs. Elliott, Plecki, and Shroyer and Ms. Randolph are contingent on the executive's execution of a release.

        The following table shows potential payments to our NEOs following certain termination events, including a termination following a change in control of First Busey. The amounts shown assume that termination was effective as of December 31, 2018, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

Name	Type of Payment	Involuntary Termination (No Change in Control)(1)	Termination Due to Disability or Death	Involuntary Termination (Change in Control)(1)	Voluntary Termination (Change in Control)	Change in Control (No Termination)
Van A. Dukeman	Cash Severance Payment	$1,269,250	$1,269,250	$3,807,750	$3,807,750	—
	Life, Health & Disability	$21,960	$21,960	$65,879	$65,879	—
	Acceleration of Equity Awards(2)	—	$2,383,423	$2,383,423	$2,383,423	$2,383,423
	Gross-Up Payment(3)	—	—	$2,153,385	$2,153,385	—
Robin N. Elliott	Cash Severance Payment	$775,000	—	$1,550,000	—	—
	Health(4)	—	—	—	—	—
	Acceleration of Equity Awards(2)	—	$1,211,245	$1,211,245	$1,211,245	$1,211,245
Robert F. Plecki, Jr.	Cash Severance Payment	$594,250	—	$1,188,500	—	—
	Health	$5,060	—	$10,120	—	—
	Acceleration of Equity Awards(2)	—	$927,293	$927,293	$927,293	$927,293
Amy L. Randolph	Cash Severance Payment	$570,000	—	$1,140,000	—	—
	Acceleration of Equity Awards(2)	—	$630,801	$630,801	$630,801	$630,801
Christopher M. Shroyer	Cash Severance Payment	$593,441	—	$1,186,882	—	—
	Health	$8,580	—	$17,159	—	—
	Acceleration of Equity Awards(2)	—	$932,226	$932,226	$932,226	$932,226

(1)
Involuntary Termination includes termination by First Busey without Cause or by the NEO for Good Reason or due to Constructive Discharge as defined in the applicable employment agreements.

(2)
The value of the acceleration of equity awards was determined based on the December 31, 2018 price of First Busey's common stock of $24.54 per share.

(3)
Estimated calculation based on a federal tax rate of 37.0%, state income tax rate of 4.95%, Medicare tax rate of 2.35% and excise tax of 20.0%.

(4)
Mr. Elliott has waived insurance through First Busey.

        As reflected in the table above, each NEO's outstanding RSUs, as reflected in the "Outstanding Equity Awards at Fiscal Year End" table above vest upon a change in control of First Busey or upon a termination of the officer's service due to the officer's death or disability under the terms of our 2010 Plan and the award agreements thereunder.

CEO PAY RATIO

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of the principal executive officer. This ratio is commonly referred to as the "CEO Pay Ratio". First Busey's principal executive officer is Mr. Dukeman, the President and Chief Executive Officer.

        In determining the median employee, a list of all active full-time and part-time employees as of December 31, 2018, exclusive of Mr. Dukeman, was prepared with their corresponding annual total W-2 compensation as reflected in our payroll records. Compensation was annualized for any individual not employed for the full year of 2018. Employees were ranked from lowest to highest based on annual total compensation. Since the number of employees was an even number, we selected two employees as the median. The annual total compensation of these median employees were then calculated in the same manner as the total compensation disclosed for Mr. Dukeman in the Summary Compensation Table shown above and an average of their annual total compensation was computed.

        For 2018, the annual total compensation of the median employee was $48,836, and the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table above, was $2,063,717. Based on this information, the ratio of annual total compensation of the Chief Executive Officer to annual total compensation of the median employee was approximately 42.3 to 1.

        This pay ratio is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our payroll and employment records and the methodology described above. The Securities and Exchange Commission rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

EXECUTIVE MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

        During 2018, the following individuals served as members of the Executive Management Compensation and Succession Committee: Joseph M. Ambrose (Chairman), Stanley J. Bradshaw since July 2018, David J. Downey, Elisabeth M. Kimmel since July 2018, Stephen V. King and August C. Meyer, Jr. None of these individuals has ever served as an officer or employee of First Busey or any of our subsidiaries. Additionally, none of these individuals has any relationships with First Busey or any of our subsidiaries requiring disclosure under "Certain Relationships and Related-Person Transactions" below, except as discussed in such section with respect to Mr. Meyer and Ms. Kimmel. The Executive Management Compensation and Succession Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

PROPOSAL 2:
NONBINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

        Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as First Busey, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In a nonbinding, advisory vote on the frequency of say-on-pay votes held at our 2018 Annual Meeting, our stockholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board determined that we would hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which will take place at our 2024 Annual Meeting.

        As described in more detail in the CD&A section of this proxy statement, the overall objectives of First Busey's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2018. The Executive Management Compensation and Succession Committee and the board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our NEOs in fiscal year 2018 reflects and supports these compensation policies and procedures.

        The following resolution is submitted for stockholder approval:

  "RESOLVED, that First Busey Corporation's stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Compensation of Named Executive Officers' contained in First Busey's proxy statement dated April 11, 2019."

        Approval of this resolution requires the affirmative vote of a majority of shares having voting power present at the 2019 Annual Meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Executive Management Compensation and Succession Committee will take into account the outcome of the vote when considering future compensation arrangements.

Board Recommendation

        The board of directors recommends stockholders vote to approve the overall compensation of our NEOs by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. Although stockholder ratification of the appointment of RSM US LLP is not required by our bylaws or otherwise, our board of directors is submitting this appointment to our stockholders for their ratification at the 2019 Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of RSM US LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of RSM US LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

Board Recommendation

        The board of directors recommends stockholders vote to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019 by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 AUDIT AND RELATED FEES

        During the period covering the fiscal years ended December 31, 2018 and 2017, RSM US LLP performed the following professional services for First Busey for which we paid the following amounts:

	2018	% of Total Fees	2017	% of Total Fees
Audit Fees(1)	$644,150	81%	$806,500	87%
Audit-Related Fees(2)	—	—	$1,000	—
Tax Fees(3)	$154,096	19%	$120,689	13%
All Other Fees	—	—	—	—
Total Fees	$798,246	100%	$928,189	100%

(1)
Audit fees consist of fees for professional services rendered for the integrated audit of First Busey Corporation's consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development ("HUD"), review of First Busey Corporation's quarterly reports on Form 10-Q, annual report on Form 10-K and related proxy statement, consent on Form S-4 and related filings, and acquisition-related audit procedures.

(2)
Audit-related fees are principally for audit and accounting assistance related to accounting for interest rate swaps in 2017.

(3)
Tax services fees consist of compliance fees for the preparation of federal and state tax returns and other tax planning services and consulting on tax compliance and acquisition-related issues.

        A representative of RSM US LLP is expected to be present at the 2019 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. We expect to appoint RSM US LLP as our independent registered public accounting firm for 2019 upon review and approval of an engagement letter by the Audit Committee.

Audit Committee Pre-Approval Policy

        Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey's auditors and tax accountants, RSM US LLP, to First Busey or any of its affiliates. Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance and tax and accounting services provided by other third parties. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, which was Mr. Kenney during the period covering the fiscal year ended December 31, 2018, since May 2018 and Mr. Leister from January 2018 to May 2018 and the period covering the fiscal year ended December 31, 2017.

        In 2018, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, procedures required to comply with HUD, review of financial statements included in our quarterly reports on Form 10-Q, annual report on Form 10-K and services normally provided by the independent auditor in connection with statutory and regulatory filings. Pre-approved tax services were related to the preparation of tax returns and tax payment-planning services for tax compliance, tax planning and tax advice. There were no other services that were required to be pre-approved by the committee.

 CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

        The board has adopted a policy for review, approval and monitoring of transactions involving First Busey and "related persons" (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

        Under the policy, the Audit Committee is responsible for reviewing and approving all reportable transactions with any related persons. In considering the transaction, the Audit Committee will take into account all relevant factors, including whether the transaction is on terms comparable to those available to an unaffiliated third party. In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any transaction with a related person up to $120,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity, and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Audit Committee.

        In considering Mr. Downey's independence, our board of directors took into consideration his role as President of The Downey Group, Inc., which in 2018 received life insurance commissions of $31,764 relating to Busey Bank insurance coverage. The board of directors determined that Mr. Downey is "independent" because the payments made to his company did not interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

        In considering Mr. Meyer's and Ms. Kimmel's independence, our board of directors took into consideration Mr. Meyer's role as Chairman and Ms. Kimmel's role as President and Chief Executive Officer of Midwest Television, Inc., which is a 50% partner of an entity that leased property to First Busey. The aggregate payments made by First Busey pursuant to that lease were approximately $190,353 in 2018. Additionally, First Busey is a party to a lease arrangement with another entity with which Messrs. Meyer and Lykins have a relationship, the payments under which were immaterial in 2018. We believe that the terms of these leases are no less favorable to First Busey or its subsidiaries than would have been obtained from non-affiliated parties and that the leases do not prevent Mr. Meyer or Ms. Kimmel from being deemed to be an independent director.

        Our directors and executive officers and their associates were customers of, and had transactions with, First Busey and our subsidiaries in the ordinary course of business during 2018. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transaction in repurchase agreements, fiduciary and wealth management services, certificates of deposit and depository relationships were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons not related to First Busey and did not involve more than the normal risk of collectability or present unfavorable features. All such loans have been approved by Busey Bank's board of directors or, to the extent such loan was approved prior to acquisition of an acquired subsidiary bank, by the applicable acquired subsidiary bank's board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other nonlending transactions between a director and First Busey or its subsidiaries to ensure that such transactions do not affect a director's independence.

OTHER BUSINESS

        As of the date hereof, there is no business to be transacted at the 2019 Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the meeting. If, however, other matters should properly be brought before the 2019 Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our board's recommendation on such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, which includes our financial statements as of and for the year ended December 31, 2018, is filed with the Securities and Exchange Commission.

        If you would like a copy of board committee charters, our code of business standards and ethics or other documents pertaining to our corporate governance, we provide these documents without charge. Please write to:

Ms. Mary E. Lakey
Corporate Secretary
First Busey Corporation
100 W. University Avenue
Champaign, IL 61820

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ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES OR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE PREPRINTED INSTRUCTIONS SET FORTH ON THE PROXY OR NOTICE CARD PROMPTLY

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2019 for shares held in the ESPP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FIRST BUSEY CORPORATION 100 WEST UNIVERSITY AVENUE CHAMPAIGN, IL 61820 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2019 for shares held in the ESPP Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E75405-P19174 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST BUSEY CORPORATION The Board of Directors recommends you vote "FOR" the following: 1.Election of Directors Nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 01) 02) 03) 04) 05) George Barr Stanley J. Bradshaw Michael D. Cassens David J. Downey Van A. Dukeman 06) 07) 08) 09) 10) Frederic L. Kenney Stephen V. King Gregory B. Lykins George T. Shapland Thomas G. Sloan For Against Abstain The Board of Directors recommends you vote "FOR" the following proposal: 2.To approve, in a non-binding, advisory vote, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a "say-on-pay" proposal. The Board of Directors recommends you vote "FOR" the following proposal: 3.To ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. ! ! ! ! ! ! NOTE: This proxy will be voted in the discretion of the named proxies upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E75406-P19174 FIRST BUSEY CORPORATION Annual Meeting of Stockholders May 22, 2019 2:00 p.m. CDT This proxy is solicited by the Board of Directors I, the undersigned stockholder of First Busey Corporation (the "Company"), having received notice of Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Helen Grandone and Tom Brown, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock of the Company, $.001 par value, standing in my name on its books on March 25, 2019, at the Annual Meeting of the Stockholders of the Company, to be held at the Urbana Country Club, 100 E. Country Club Rd., Urbana, Illinois 61801, on May 22, 2019, at 2:00 p.m., Central Time (the "Annual Meeting"), and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows: This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3. Continued and to be signed on reverse side